Exhibit 10.14

MURPHY USA INC.

PERFORMANCE STOCK UNIT GRANT AGREEMENT

Performance Stock Unit Grant ID:	Name of Awardee:	Number of Performance Stock Units Subject to this Award:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]

This Performance Stock Unit Award (the “Award”), granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan as amended and restated effective as of February 9, 2017 (the “Plan”), is subject to the provisions set forth herein and in the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.The Company hereby grants to the individual named above (the “Awardee”) the target number of Performance Stock Units (the “Target Units”), each equal in value to one share of the $0.01 par value Common Stock of the Company outlined above. The maximum number of Performance Stock Units that can be earned is 200% of the Target Units. This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.
2.Performance Stock Units are earned over three (3) years beginning on January 1, 2023 and ending on December 31, 2025 (the “Performance Period”). The number of Performance Stock Units earned based on achievement of the Performance Measures (as defined below) during the Performance Period will be determined by the Committee during the first quarter of the fiscal year immediately following the completion of the Performance Period (such actual date of determination, the “Vesting Date”). Subject to paragraph 3 below, the earned Performance Units will vest on the Vesting Date, subject to the Awardee’s continued service through the Vesting Date. The Awardee will be paid one Share for each earned Performance Stock Unit that becomes vested, together with any Dividend Shares (as defined below) thereon, as soon as administratively feasible (but in no event more than 30 days) following the Vesting Date. This Award shall not vest or otherwise become payable if the delivery of Shares hereunder would be a violation of any applicable law, rule or regulation. Such Shares paid, together with any Dividend Shares paid, will be the net Shares earned and vested less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.
3.Except as set forth in this paragraph 3 or in paragraph 5, this Agreement shall terminate and the Awardee’s rights under this Agreement shall be cancelled and forfeited if the Awardee’s employment with the Company is terminated prior to the Vesting Date for any reason other than Retirement, death or total and permanent disability (as defined in the Company’s Long-Term Disability Plan, “Disability”). In the event of the Awardee’s
NOTE: In order to correctly value and expense the PSU grant in the stock award administration software program, your PSU grant is divided into two awards based on the performance metric being measured. The PSU grant ID ending in “ROACE” represents the portion of the grant based on the “return on average capital employed” performance metric. The PSU grant ID ending in “TSR” represents the portion of the grant based on the “relative total shareholder return” performance metric.

Exhibit 10.14

termination of employment due to the Awardee’s Retirement, death or Disability prior to the Vesting Date, the Awardee will be eligible to receive the pro-rata number of Shares earned for performance completed for the full Performance Period based upon the number of full months worked during the period beginning on the Grant Date and ending at the time of termination (not to exceed 36 months). In the event that the Performance Measures are satisfied, the pro-rated number of Performance Stock Units earned will be determined by the Committee and the Awardee will be paid one Share for each Performance Stock Unit earned, together with any Dividend Shares, following the Vesting Date in accordance with paragraph 2.
4.The Committee established two equally-weighted performance measures for this Award as follows (the “Performance Measures”):
a.Fifty percent (50%) of the Target Units are subject to the Company’s annualized total shareholder return (“TSR”) over the Performance Period compared to the TSR of the Company’s Peer Group (the “TSR Units”). The amount of the TSR Units earned (if any) is based on the Company’s percentile ranking in TSR over the Performance Period compared to that of the Peer Group. The “Peer Group” means the group set forth on Annex A hereto, as may be adjusted by the Committee in its sole discretion on account of events or circumstances which render the Peer Group or Peer Group member unsuitable, including on account for acquisitions, bankruptcies and other significant corporate transactions involving or impacting a member of the Peer Group. The portion of the TSR Units earned will be interpolated for points between the threshold and maximum achievement levels set forth below. TSR achievement and corresponding earning of the TSR Units (if any) shall be as follows:

Achievement Level	Percentile Rank Relative to Peers	Percent of TSR Units Earned
Maximum	≥ 75th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	< 25th	0%
b.The remaining 50% of the Target Units are subject to the Company’s three-year average return on average capital employed (“ROACE”) ratio during the Performance Period as compared to the goals outlined below (the “ROACE Units”). The portion of the ROACE Units earned will be interpolated for points between the threshold and maximum achievement levels set forth below. ROACE goals and corresponding earning of the ROACE Units (if any) shall be as follows:

Exhibit 10.14

Achievement Level	3-Year Average ROACE Goal	Percent of ROACE Units Earned
Maximum	≥XX%	200%
Target	XX%	100%
Threshold	XX%	50%
Below Threshold	<XX%	0%
5.If, in connection with a Change in Control, this Award is assumed or continued by the buyer or the successor or surviving entity (or its parent) in such Change in Control, then, in the event of the Awardee’s involuntary termination of employment by the Company without Cause within 24 months following a Change in Control (and prior to the Vesting Date), this Award will immediately vest and the Performance Measures will be deemed earned at the greater of (x) the actual level of achievement of each Performance Measure, calculated from the beginning of the Performance Period through the date immediately preceding the date of the Change in Control (to the extent determinable) and (y) the target level of each Performance Measure, and Shares, including any Dividend Shares, will be issued as soon as administratively feasible (but in no more than 30 days following the date of such termination). If this Award is not assumed or continued by the buyer or the successor or surviving entity (or its parent) in connection with a Change in Control, then, upon such Change in Control, this Award will immediately vest and the Performance Measures will be deemed earned at the greater of (x) the actual level of achievement of each Performance Measure, calculated from the beginning of the Performance Period through the date immediately preceding the date of the Change in Control (to the extent determinable) and (y) the target level of each Performance Measure, and Shares, including any Dividend Shares, will be issued as soon as administratively feasible (but in no more than 30 days following the date of the Change in Control). For purposes of this Agreement, “Cause” shall mean the Awardee’s: (i) willful failure or refusal to satisfactorily perform Awardee’s duties or obligations in connection with Awardee’s employment; (ii) having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or Awardee’s material breach of Awardee’s employment, services or similar agreement, if any, or any Company policy; (iii) Awardee’s conviction of, or a plea of guilty or nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty; (iv) Awardee’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his or her duties and responsibilities for the Company; or (v) Awardee’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its Affiliates.
6.The Awardee’s right to this Award may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and the Awardee’s rights to the Performance Stock Units shall therefore be forfeited. The Awardee’s right to such Performance Stock Units shall, however, be transferable by will or pursuant to the laws of descent and distribution or the Awardee may make a written designation of a beneficiary on the form prescribed by the

Exhibit 10.14

Company, which beneficiary (if any) shall succeed to the Awardee’s rights under this Agreement in the event of the Awardee’s death.
7.In the event of any relevant changes in the capitalization of the Company subsequent to the Grant Date, the number of Performance Stock Units herein shall be adjusted to reflect such change in capitalization in accordance with the Plan.
8.The Awardee shall have no voting rights with respect to Shares underlying the Performance Stock Units or any Dividend Shares unless and until such Shares with respect to the Performance Stock Units or Dividend Shares are issued and are reflected as issued and outstanding shares on the Company’s stock ledger.
9.Unless otherwise determined by the Committee, if a dividend or other distribution is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying any Performance Stock Units earned are distributed to the Awardee, the Awardee shall receive a number of Dividend Equivalents to be paid in a number of whole and fractional Shares (“Dividend Shares”) with a value equal to the amount of the dividends or other distribution that the Awardee would have received had the Shares underlying the Target Units been distributed to the Awardee based on the Closing Price of the Common Stock on the record date for such dividend or other distribution. Any such Dividend Equivalents shall be subject to the Performance Measures as if granted as part of the Target Units and may earned and paid to the Awardee at the same time as, and shall be subject to the same vesting and forfeiture provisions as set forth in this Agreement with respect to, the Performance Stock Units. No Dividend Equivalents will be paid to the Awardee with respect to any unearned, canceled or forfeited Performance Stock Units.
10.Nothing contained in this Agreement shall confer or be deemed to confer upon the Awardee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the Awardee’s employment at any time with or without assigning a reason therefore.
11.The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.
12.The Award is intended to be exempt from, or to otherwise comply with (to the extent subject thereto), Section 409A of the Code (“Section 409A”) and shall be interpreted and construed in accordance with this intent. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Award, to the extent necessary or advisable to comply with Section 409A. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Awardee’s termination of service with the Company shall be made to the Awardee until his or her termination of service constitutes

Exhibit 10.14

a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, if the Board considers Awardee to be a “specified employee” under Section 409A at the time of his or her “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to Awardee under this Award a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Awardee incurring interest or additional tax under Section 409A. The right to a series of installment payments under this Award shall be treated as a right to a series of separate payments and not as a right to a single payment, and with respect to any right to “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Awardee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Affiliate be liable to the Awardee on account of failure of the Awardee to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

Murphy USA Inc.

Attest:
/s/ Gregory L. Smith	/s/R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer

Exhibit 10.14

Annex A
Peer Group
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